Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 2

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE

	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Fourth Quarter and Fiscal Year Earnings

LOS ANGELES, CA March 10, 2010 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the fourth quarter and fiscal year ended January 2, 2010.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

FOURTH QUARTER EARNINGS RELEASE

		Thirteen	Fourteen	Fifty-Two	Fifty-Three
		Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
		January 2,	January 3,	January 2,	January 3,
		2010	2009	2010	2009
(In Thousands, Except Share and Per Share Data)		(Unaudited)

Sales	(a)	$110,718	$129,529	$431,170	$479,117

Operating income		10,600	12,964	36,036	40,319

Interest, dividend and other income (expense), net		83	(578)	253	1,188

Income before income taxes		10,683	12,386	36,289	41,507

Income tax provision		4,231	4,976	14,665	16,840

Net income		$6,452	$7,410	$21,624	$24,667

Basic and diluted net income per common share		$2.03	$2.34	$6.84	$7.80

Weighted average common shares outstanding		3,161,098	3,161,098	3,161,098	3,161,098

(a)          Same store sales adjusted for the extra week in 2008 were 7.9% and 8.3% lower for the fourth quarter and fiscal year ended January 2, 2010, respectively, compared to the same periods of the prior year.  For further information, please refer to the Company’s annual report on Form 10-K for the year ended January 2, 2010.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950